Filed Pursuant to Rule 424(b)(3)
File No. 333-123221

Prospectus Supplement No.1
(To Prospectus Dated March 21, 2005)

XENONICS HOLDINGS, INC.

Common Stock

     This prospectus supplement supplements our prospectus dated March 21, 2005, and should be read in conjunction with the prospectus. This prospectus supplement describes a recent development concerning Xenonics Holdings, Inc., and must be delivered with the prospectus dated March 21, 2005.

     On April 5, 2005, our common stock began trading on the American Stock Exchange under the symbol XNN. Prior to April 5, 2005, our common stock was traded on the OTC Bulletin Board under the symbol XNNC.

The date of this prospectus supplement is April 5, 2005.